Delisting Determination, The Nasdaq Stock Market, LLC, September 18, 2025, Wag! Group Co.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Wag! Group Co. effective at the opening of the trading session on September 29, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5450(a)(1) an 5450(b)(2)(A).
The Company was notified of the Staff determination on March 25, 2025.
On April 1, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On May 8, 2025, the hearing was held.
On May 29, 2025 the Panel reached a
decision and a Decision letter was issued on May 30, 2025.
On July 1, 2025 a Decision modification was issued to allow the Company more time to complete a transaction to achieve compliance with the aforementioned Listing Rules. On July 14, 2025 the Company requested an extension to complete the business transaction, which said extension would allow it until July 21, 2025 to complete said transaction.
Nasdaq Staff determined that the Company no longer qualified for listing on the
Exchange pursuant to Listing Rule 5450(b)(3)(C). The Company was notified of the Staff determination on July 17 2025.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the
Exchange pursuant to Listing Rules 5101, 5110(b), and IM-5101-1. The Company was notified of the Staff determination on July 23, 2025.
On August 4, 2025 the Panel reached a decision and decided to suspend the Company from the Exchange.
The Company securities were suspended on July 30, 2025. The
Staff determination to delist the Company securities became final on September 18, 2025.